EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777 / (415) 433-3777
www.weider.com	email: kirsten@lha-sf.com

WEIDER NUTRITION SELLS HALEKO UNIT

Salt Lake City, Utah, June 17, 2005: Weider Nutrition International, Inc. (NYSE: WNI) today announced the sale of its Haleko Unit, the company’s European subsidiary, to Atlantic Grupa of Zagreb, Croatia. Pursuant to the terms of the purchase agreement, the company received approximately $15.0 million (at current exchange rates) in exchange for the capital stock and partnerships interests of the international subsidiaries that operate the Haleko business. Haleko develops, manufactures and markets nutrition products primarily under the Multipower® and Multaben brands, as well as for a number of private label customers.
For the nine months ended February 28, 2005, the Haleko Unit generated net sales of approximately $49.7 million and a loss from operations of $941,000. The company anticipates that it will recognize a transaction related pre-tax, non-cash asset impairment loss of approximately $9.6 million in its fiscal 2005 fourth quarter, subject to final determination of exchange rates and applicable transaction costs. The transaction closed on June 17, 2005, and is effective in the company’s fiscal 2006 first quarter.
Bruce Wood, president and chief executive officer, stated, “With the Haleko Unit sale, we will continue to focus on growth initiatives for our Schiff® nutritional supplements business, including the market-leading Schiff Move Free® brand. Additionally, the transaction enhances our ability to explore significant new product initiatives and acquisitions that represent a sound strategic fit with our domestic Schiff business.”
About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products; the inability to successfully launch and gain distribution for our Schiff Lubriflex3 product and Schiff Move Free product enhancements; raw material pricing and availability, particularly in the joint care category, and the inability to pass on raw material price increases to customers; dependence on, and availability of, raw materials from China, particularly related to the joint care category; significant dependence on individual products and product categories; the inability to increase operating margins and increase revenues; dependence on significant customers or the loss of a significant customer; continued or increased competition, including the impact of competitive products and pricing (including private label); market and industry conditions (including pricing, demand for products and level of trade inventories); the success of product development; the inability to obtain customer and/or consumer acceptance of new product introductions; unavailability of, or inability to consummate attractive acquisition opportunities; changes in laws and regulations, including proposed FDA good manufacturing practices; exposure to and the cost of litigation and government regulatory action; lack of available product liability insurance for products containing ephedra; adverse publicity regarding the consumption of nutritional supplements; changes in accounting standards; and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov).